                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                           (AMENDMENT NO __________)

                               ARIS CORPORATION
                               ----------------
                               (Name of Issuer)

                     COMMON STOCK, NO PAR VALUE PER SHARE
                     ------------------------------------
                        (Title of Class of Securities)

                                  04040A-10-1
                                  -----------
                                (CUSIP Number)




                               Page 1 of 10 pages
                    An Index of Exhibits appears on Page 11

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-----------------------                                  ---------------------
  CUSIP NO. 04040A-10-1          Schedule 13G              PAGE 2 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen J. Brugger

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            505,494

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             505,494

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      505,494

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0948%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 10 pages
                    An Index of Exhibits appears on Page 11

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-----------------------                                  ---------------------
  CUSIP NO. 04040A-10-1          Schedule 13G              PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen J. Brugger, Trustee FBO Aidan J. Brugger Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Trust organized under the laws of the State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .0201%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (Trust)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 pages
                    An Index of Exhibits appears on Page 11

-----------------------                                  ---------------------
  CUSIP NO. 04040A-10-1          Schedule 13G              PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen J. Brugger Custodian for Aidan J. Brugger under the Washington
      UTMA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,760

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,760

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,760

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .0278%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 10 pages
                    An Index of Exhibits appears on Page 11

-----------------------                                  ---------------------
  CUSIP NO. 04040A-10-1          Schedule 13G              PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen J. Brugger Trustee FBO The Brugger Family Childrens Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Trust organized under the laws of the State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            40,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             40,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      40,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .4031 %

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (Trust)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 10 pages
                    An Index of Exhibits appears on Page 11
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                                  SCHEDULE 13G

Item 1(a).  NAME OF ISSUER.

            This Schedule 13G relates to ARIS Corporation, a Washington corporation (the "Company").

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The Company's principal executive offices are located at 6720 Fort Dent Way, Suite 250, Seattle, Washington 98188.

Item 2(a).  NAME OF PERSON FILING.

            This Schedule 13G relates to the following reporting persons:

            .  Stephen J. Brugger
            .  Aidan J. Brugger Trust
            . Stephen J. Brugger Custodian FBO Aidan J. Brugger under the Washington UTMA
            .  The Brugger Family Childrens Trust

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The business address of each of the reporting persons is 6720 Fort Dent Way, Suite 250, Seattle, Washington 98188.

Item 2(c).  CITIZENSHIP.

            .  Stephen J. Brugger is a United States citizen
            . Aidan J. Brugger Trust is a Trust organized under the laws of the State of Washington
            .  Aidan J. Brugger, a minor, is a United States citizen
            . The Brugger Family Childrens Trust is a Trust organized under the laws of the State of Washington.

Item 2(d).  TITLE OF CLASS OF SECURITIES.

            This Schedule 13G relates to the Company's common stock, no par value per share (the "Common Stock").

Item 2(e).  CUSIP NUMBER.

            The CUSIP Number for the Company's Common Stock is 04040A-10-1.

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [_] Broker or dealer registered under Section 15 of the Act.

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            (b)  [_] Bank as defined in Section 3(a)(6) of the Act.
            (c)  [_] Insurance Company as defined in Section 3(a)(19) of the
                     Act,
            (d)  [_] Investment Company registered under Section 8 of the
                     Investment Company Act,
            (e)  [_] Investment Advisor registered under Section 203 of the
                     Investment Advisors Act of 1940,
            (f)  [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,
            (g)  [_] Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G),
            (h)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

            Not applicable.

Item 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by Stephen J. Brugger as of December 31, 1997:

            (a) Amount beneficially owned:  505,494
            (b) Percent of class:    5.0948%
            (c) Number of shares as to which such person has:
                (i)   Sole power to vote or direct the vote:  505,494 (1)(2)
                (ii)  Shared power to vote or to direct the vote: 0
                (iii) Sole power to dispose or to direct the disposition of:
                      505,494 (1)(2)
                (iv)  Shared power to dispose or to direct the disposition of:
                      0

            (1) Includes 2,000 shares registered in the name of Aidan J. Brugger Trust, 2,760 shares registed in the name of Aidan J. Brugger and 40,000 shares registered in the name of the Brugger Family Childrens Trust. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

            (2) Stephen J. Brugger is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

     The following describes the ownership of Common Stock by Aidan J. Brugger Trust as of December 31, 1997:

            (a) Amount beneficially owned:  2,000
            (b) Percent of class:    .0201%
            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or direct the vote:   2,000 (1)
                (ii)  Shared power to vote or to direct the vote: 0

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

                (iii) Sole power to dispose or to direct the disposition of:
                      2,000 (1)
                (iv)  Shared power to dispose or to direct the disposition of:
                      0

            (1) Stephen J. Brugger, Trustee FBO Aidan J. Brugger Trust is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

            The following describes the ownership of Common Stock by Aidan J. Brugger as of December 31, 1997:

            (a) Amount beneficially owned:  2,760
            (b) Percent of class:     .0278%
            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or direct the vote: 2,760 (1)
                (ii)  Shared power to vote or to direct the vote:   0
                (iii) Sole power to dispose or to direct the disposition of:
                      2,760 (1)
                (iv) Shared power to dispose or to direct the disposition of: 0

            (1) Stephen J. Brugger, Custodian of Aidan J. Brugger under the Washington UTMA is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

            The following describes the ownership of Common Stock by The Brugger Family Childrens Trust as of December 31, 1997:

            (a) Amount beneficially owned:  40,000
            (b) Percent of class:     .4031%
            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or direct the vote: 40,000 (1)
                (ii)  Shared power to vote or to direct the vote:   0
                (iii) Sole power to dispose or to direct the disposition of:
                      40,000 (1)
                (iv) Shared power to dispose or to direct the disposition of: 0

            (1) Stephen J. Brugger, Trustee FBO The Brugger Family Childrens Trust is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

            [__].

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

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Item 10.  CERTIFICATION.

            Not applicable.

                              Page 9 of 10 pages
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

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

                                       Dated:  January 29, 1998

                                       /s/  STEPHEN J. BRUGGER
                                       ----------------------------------
                                       Stephen J. Brugger



                                       AIDAN J. BRUGGER TRUST

                                       By: /s/  STEPHEN J. BRUGGER
                                           ------------------------------
                                           Stephen J. Brugger, Trustee



                                       AIDAN J. BRUGGER UNDER WASHINGTON UTMA

                                       By: /s/  STEPHEN J. BRUGGER
                                           ------------------------------
                                           Stephen J. Brugger, Custodian



                                       THE BRUGGER FAMILY CHILDRENS TRUST

                                       By: /s/  STEPHEN J. BRUGGER
                                           ------------------------------
                                           Stephen J. Brugger, Trustee

                              Page 10 of 10 pages
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                                 EXHIBIT INDEX

(1) Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).

                                    Page 11
                    An Index of Exhibits appears on Page 11